Exhibit 99.1

Axsome Therapeutics Receives FDA Fast Track Designation for AXS-05 for Treatment Resistant Depression

NEW YORK, Feb. 14, 2017 (Globe Newswire) — Axsome Therapeutics, Inc. (NASDAQ: AXSM), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, received Fast Track designation from the U.S. Food and Drug Administration (FDA) for AXS-05 for treatment resistant depression (TRD). AXS-05 is currently being evaluated in the STRIDE-1 study, a Phase 3, randomized, double-blind, active-controlled trial to assess the efficacy and safety of AXS-05 in the treatment of TRD.

“At least three million individuals in the U.S. alone are estimated to be living with treatment resistant depression, a condition associated with potentially devastating consequences,” said Herriot Tabuteau, M.D., Chief Executive Officer of Axsome. “The decision by the FDA to grant Fast Track status for AXS-05 for treatment resistant depression underscores the limited treatment options for this serious condition and the potential for AXS-05 to address this unmet medical need. We look forward to continued progress with our ongoing STRIDE-1 trial of AXS-05 in treatment resistant depression.”

The FDA’s Fast Track designation program is designed to aid in the development and expedite the review of drugs that are intended to treat serious or life-threatening conditions. In order to receive Fast Track designation, a product must also demonstrate the potential to address an unmet medical need. Fast Track designation provides greater access to, and more frequent communication with, the FDA throughout the entire drug development and review process, with the goal of getting important new drugs to patients more rapidly. It also provides the opportunity to submit sections of a New Drug Application (NDA) on a rolling basis, where the FDA may review portions of the NDA as they are received instead of waiting for the entire NDA submission. In addition, Fast Track designated products are eligible for Priority Review at the time of NDA submission.

About AXS-05

AXS-05 is a novel, oral, investigational drug product under development for the treatment of central nervous system (CNS) disorders. AXS-05 utilizes Axsome’s technology of combining bupropion and dextromethorphan. Dextromethorphan is an NMDA receptor antagonist, sigma-1 receptor agonist, and inhibitor of the serotonin and norepinephrine transporters. Bupropion serves to increase the bioavailability of dextromethorphan, and is a norepinephrine and dopamine reuptake inhibitor, and a nicotinic acetylcholine receptor antagonist. AXS-05 is an investigational drug product not approved by the FDA.

About Treatment Resistant Depression (TRD)

Patients diagnosed with major depressive disorder (MDD) are defined as having TRD if they have failed two or more antidepressant therapies. MDD is a serious condition characterized by depressed mood or a loss of interest or pleasure in daily activities consistently for at least a two-week period, and which impairs social, occupational, educational, or other important functioning. According to the National Institutes of Health, an estimated 6.7% of U.S. adults experience MDD each year. Nearly two-thirds of diagnosed and treated patients do not experience adequate treatment response with first-line therapy, and the majority of these initial failures also fail second-line treatment.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited treatment options. Axsome’s product candidate portfolio includes two late-stage candidates, AXS-05 and AXS-02. AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD), and a Phase 2/3 trial in agitation in patients with Alzheimer’s disease (AD) is planned. AXS-02 is currently in Phase 3 trials in complex regional pain syndrome (CRPS) and knee osteoarthritis (OA) associated with bone marrow lesions (BMLs) with an additional Phase 3 trial planned in chronic low back pain (CLBP) associated with Modic changes (MCs). AXS-05 and AXS-02 are investigational drug products not approved by the FDA. For more information, please visit the company website at

www.axsome.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Vice President, Operations
Axsome Therapeutics, Inc.
25 Broadway, 9th Floor
New York, NY 10004
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com

Trout Group Contact:

Marcy Beth Nanus
Senior Vice President
The Trout Group LLC
Tel: 646-378-2927
Email: mnanus@troutgroup.com